Exhibit 10.17
RENT-A-CENTER, INC.
2006 LONG-TERM INCENTIVE PLAN
     1. Purpose. The purpose of the plan is to foster the ability of Rent-A-Center, Inc. (the “Company”) and its subsidiaries to attract, motivate and retain key personnel and enhance stockholder value through the use of certain equity and cash incentive compensation opportunities. The Company’s existing equity compensation plan, known as the Amended and Restated Rent-A-Center, Inc. Long-Term Incentive Plan, as previously amended and restated through August 29, 2003, shall terminate subject to and upon the approval of this plan by the Company’s stockholders.
     2. Administration.
          (a) Committee. The plan will be administered by the compensation committee of the Company’s board of directors (the “Committee”).
          (b) Responsibility and Authority of Committee. Subject to the provisions of the plan, the Committee, acting in its discretion, will have responsibility and full power and authority to (1) select the persons to whom awards will be made, (2) prescribe the terms and conditions of each award and make amendments thereto, (3) construe, interpret and apply the provisions of the plan and of any agreement or other document governing the terms of an award made under the plan, and (4) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the plan. Notwithstanding the foregoing, the Company’s board of directors will have sole responsibility and authority for matters relating to the grant and administration of awards to non-employee directors, and reference herein to the Committee with respect to any such matters will be deemed to refer to the board of directors. In exercising its responsibilities under the plan, the Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as it deems appropriate.
          (c) Delegation of Authority. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be, members of the Committee) such plan-related functions within the scope of its responsibility, power and authority on such terms and conditions as it deems appropriate; provided, however, that the Committee may not delegate authority to grant or administer awards granted to the Company’s senior executive officers.
          (d) Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the plan.
          (e) Indemnification. The Company shall indemnify and hold harmless each member of the Committee or subcommittee appointed by the Committee and any employee or director of the Company or of a subsidiary to whom any duty or power relating to the administration or interpretation of the plan is delegated from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the board of directors), damage and expense, including legal and other expenses incident thereto, arising out of or incurred in connection with the such person’s services under the plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
     3. Eligibility. Plan awards may be made to any present or future directors, officers, employees, consultants and other personnel of the Company or a subsidiary.
     4. Limitations on Plan Awards.
          (a) Aggregate Share Limitations. The Company may issue a total of 7,000,000 shares of its common stock, par value $.01 per share (the “Common Stock”) under the plan, of which no more than 3,500,000 shares may be issued in the form of restricted stock, deferred stock or similar forms of stock award which have value without regard to future appreciation in value of or dividends declared on the underlying shares of stock. In applying these limitations, the following shares will be deemed not to have been issued: (1) shares covered by the unexercised portion of an option that terminates, expires, or is canceled or settled in cash, and (2) shares that are forfeited or subject to awards that are forfeited, canceled, terminated or settled in cash.
          (b) Individual Employee Limitations. In any calendar year, (1) no employee may receive options and stock appreciation rights for more than 600,000 shares of Common Stock; (2) no employee may earn more than 600,000 shares of Common Stock pursuant to performance-based equity incentive awards (other than options and stock appreciation rights) described in Section 9, increased by the unused limit, if any, from prior calendar years; and (3) no employee may earn more than $3,000,000 pursuant to performance-based cash awards described in Section 9, increased by the unused limit, if any, from prior calendar years. For these purposes, an award is “earned” upon satisfaction of the applicable performance conditions, even if settlement is deferred or subject to a continuing service and/or other non-performance conditions; and an employee’s annual limit is deemed to be used in a calendar year to the extent a share or cash award could be earned in that year, regardless of the extent to which such award is earned.
     5. Stock Option Awards. Subject to the plan, the Committee may grant stock options to such persons, at such times and upon such vesting and other conditions as the Committee, acting in its discretion, may determine.
          (a) Minimum Exercise Price. The purchase price per share of Common Stock covered by an option granted under the plan may not be less than the fair market value per share on the date the option is granted. If the Common Stock is listed on an established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the fair market value per share shall be the closing sales price (or the closing bid, if no sales were reported) as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the last market trading day prior to the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable. The exercise price under an option which is intended to qualify as an “incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code, may not be less than 110% of the fair market value per share on the date the option is granted.
          (b) No Repricing of Options. Unless approved by the Company’s stockholders, the Committee may not reduce the exercise price for shares covered by an outstanding option granted under the plan, whether directly or in any other manner which constitutes a “repricing” under applicable stock exchange rules or financial accounting principles.
          (c) Maximum Duration. Unless sooner terminated in accordance with its terms, an option will automatically expire on the tenth anniversary of the date it is granted (the fifth anniversary of the date it is granted in the case of an option which is intended to qualify as an “incentive stock option” granted to an employee who is a 10% stockholder).
          (d) Nontransferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an optionee’s options (other than options designated as “incentive stock options”) by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.
          (e) Manner of Exercise. An option may be exercised by transmitting to the Secretary of the Company (or such other person designated by the Committee) a written notice identifying the option being exercised and specifying the number of shares being purchased, together with payment of the exercise price and the amount of the applicable tax withholding obligations (unless other arrangements are made for the payment of such exercise and/or the satisfaction of such withholding obligations). The Committee, acting in its discretion, may permit the exercise price and withholding obligation to be paid in whole or in part in cash or by check, by means of a cashless exercise procedure to the extent permitted by law, by the surrender of previously-owned shares of Common Stock (to the extent of the fair market value thereof) or, subject to applicable law, by any other form of consideration deemed appropriate.
          (f) Rights as a Stockholder. No shares of stock will be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations are been made or arranged to the satisfaction of the Company. The holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until the shares are issued pursuant to the exercise of the option.
          (g) Maximum Number of Incentive Stock Options. The maximum number of shares of Common Stock which may be issued under the plan covering an option granted as an

“incentive stock option” (within the meaning of Section 422 of the Internal Revenue Code of 1986) is 500,000.
     6. Stock Awards. Subject to the plan, the Committee may grant restricted stock, deferred stock, stock units, stock bonus and other stock awards to such persons, at such times and upon such vesting and other conditions and restrictions as the Committee, acting in its discretion, may determine.
          (a) Minimum Purchase Price. The consideration payable for shares transferred pursuant to a stock award must be no less than the minimum consideration (if any) required by applicable law.
          (b) Stock Certificates for Restricted Stock. Shares of restricted stock issued pursuant to a stock award may be evidenced by book entry on the Company’s stock transfer records or by a stock certificate issued in the recipient’s name and bearing an appropriate legend regarding the conditions and restrictions applicable to the shares. The Company may require that stock certificates for restricted shares be held in custody by the Company or a designee pending the lapse of applicable forfeiture conditions and transfer restrictions. The Committee may condition the issuance of shares of restricted stock on the recipient’s delivery to the Company of a stock power, endorsed in blank, for such shares.
          (c) Stock Certificates for Vested Stock. The recipient of a stock award which is vested at the time of grant or which thereafter becomes vested will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law) for the shares covered by such vested award, subject to the payment or satisfaction of applicable tax withholding obligations and, in the case of shares covered by a vested stock unit award, subject to applicable deferral conditions permitted by Section 409A of the Code.
          (d) Rights as a Stockholder. Unless otherwise determined by the Committee, (1) the holder of a stock award will not be entitled to receive dividend payments (or, in the case of an award of stock units, dividend equivalent payments) with respect to the shares covered by the award and (2) the holder of shares of restricted stock may exercise voting rights pertaining to such shares. The Committee may impose vesting and deferral conditions on the payment of dividends, corresponding to the vesting and deferral conditions applicable to the corresponding stock award.
          (e) Nontransferability. Except as may be specifically permitted by the Committee in connection with transfers at death or pursuant to inter vivos gifts, no outstanding stock award and no shares of stock covered by an outstanding stock award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company in accordance with the terms of the award or the plan. Any attempt to do any of the foregoing shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award and/or the shares.
     7. Other Equity-Based Awards. The Committee may grant stock appreciation rights, dividend equivalent payment rights, phantom shares, phantom stock units, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish; provided, however that no dividend or dividend equivalent payment rights shall be attributable to awards of stock appreciation rights or stock options. The base price for a stock appreciation right granted under the plan may not be less than the fair market value per share of stock covered by the award at the time it is granted. Unless sooner termination in accordance with its terms, a stock appreciation right will automatically expire on the tenth anniversary of the date it is granted. Awards made pursuant to this section may entail the transfer of shares of Common Stock to a participant or the payment in cash or other property determined with reference to shares of Common Stock.
     8. Cash Awards. The Committee may grant awards in cash with the amount of the eventual payment subject to future service and such other restrictions and conditions as may be established by the Committee and set forth in the underlying agreement, including, but not limited to, continuous service with the Company and its subsidiaries, achievement of specific business objectives, increases in specified indices, attaining specified growth rates and other measurements of performance.
     9. Performance-Based Equity and Cash Awards.
          (a) General. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards on the achievement of specified performance goals in accordance with this section. The Committee may also condition the grant, vesting or payment of annual and long-term cash incentive awards on the achievement of specified performance goals in accordance with this section. The applicable performance period for measuring achievement of specified performance goals may be any period designated by the Committee.
          (b) Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (1) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met, (2) prescribed in writing by the Committee before the beginning of the applicable performance period or at such later date when fulfillment is substantially uncertain not later than 90 days after the commencement of the performance period and in any event before completion of 25% of the performance period, and (3) based on any one or more of the following business criteria (which may be applied to an individual, a subsidiary, a business unit or division, or the Company and any one or more of its subsidiaries as a whole, as determined by the Committee):
     (i) total revenue or any key component thereof;
     (ii) operating income, pre-tax or after-tax income from continuing operations; earnings before interest, taxes and amortization (i.e. EBITA); earnings before interest, taxes, depreciation and amortization (i.e. EBITDA); or net income;
     (iii) cash flow (including, without limitation, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital);

     (iv) earnings per share or earnings per share from continuing operations (basic or diluted);
     (v) return on capital employed, return on invested capital, return on assets or net assets;
     (vi) after-tax return on stockholders’ equity;
     (vii) economic value created;
     (viii) operating margins or operating expenses;
     (ix) value of the Common Stock or total return to stockholders;
     (x) value of an investment in the Common Stock assuming the reinvestment of dividends;
     (xi) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration goals, geographic business expansion goals, cost targets, management of employment practices and employee benefits, or supervision of litigation or information technology goals, or goals relating to acquisitions or divestitures of subsidiaries, affiliates or joint ventures; and/or
     (xii) a combination of any or all of the foregoing criteria.
The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies. If and to the extent permitted for awards intended to qualify as “performance-based” under Section 162(m) of the Code and regulations thereunder, the Committee may provide for the adjustment of such performance goals to reflect changes in accounting methods, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.
          (c) Calculation of Performance-Based Award. At the expiration of the applicable performance period, the Committee shall determine the extent to which the performance goals established pursuant to this Section are achieved and the extent to which each performance-based award has been earned. The Committee may not exercise its discretion to increase the amount or value of an award that would otherwise be payable in accordance with the terms of a performance-based award made in accordance with this section.
     10. Capital Changes, Reorganization, Sale.
          (a) Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the plan, the maximum number of shares with respect to which options, stock appreciation rights and other equity awards may be granted to or earned by any employee in any calendar year, the number and class of shares and the exercise price or base price per share covered by each outstanding option and stock appreciation right, and the number and class of shares covered by each outstanding deferred stock unit or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be adjusted to reflect any increase or decrease in the number of issued shares of Common Stock resulting from a split-up or consolidation of shares or any like capital adjustment, or the payment of any stock dividend, and/or to reflect a change in the character or class of shares covered by the plan arising from a readjustment or recapitalization of the Company’s capital stock.
          (b) Cash, Stock or Other Property for Stock. Except as otherwise provided in this section, in the event of an “exchange transaction” (as defined below), all optionees shall be permitted to exercise their outstanding options in whole or in part (whether or not otherwise exercisable) immediately prior to such exchange transaction, and any outstanding options which are not exercised before the exchange transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an exchange transaction, the stockholders of the Company receive capital stock of another corporation (“exchange stock”) in exchange for their shares of Common Stock (whether or not such exchange stock is the sole consideration), and if the Company’s board of directors, acting in its discretion, so directs, then all outstanding options shall be converted in whole or in part into options to purchase shares of exchange stock. The amount and price of such converted options shall be determined by adjusting the amount and price of the options granted hereunder on the same basis as the determination of the number of shares of exchange stock the holders of outstanding Common Stock are entitled to receive in the exchange transaction and, unless the Company’s board of directors determines otherwise, the vesting conditions with respect to the converted options shall be substantially the same as the vesting conditions set forth in the original option agreement. The board of directors, acting in its discretion, may accelerate vesting of non-vested stock awards and other awards, provide for cash settlement of and/or make such other adjustments to the terms of any outstanding award (including, without limitation, outstanding options) as it deems appropriate in the context of an exchange transaction, taking into account, as applicable, the manner in which outstanding options are being treated.
          (c) Definition of Exchange Transaction. For purposes hereof, the term “exchange transaction” means a merger (other than a merger of the Company in which the holders of the Common Stock immediately prior to the merger have the same proportionate ownership of common stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event so designated by the Company’s board of directors, acting in its discretion, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.
          (d) Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.

          (e) Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s board of directors, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.
     11. Tax Withholding. As a condition to the exercise or settlement of any award, or in connection with any other event that gives rise to a tax withholding obligation on the part of the Company or a subsidiary relating to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to the recipient of an award, whether or not made pursuant to the plan or (b) require the recipient to remit cash (through payroll deduction or otherwise), in each case in an amount sufficient in the opinion of the Company to satisfy such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of stock, then, at the sole discretion of the Committee, the recipient may satisfy the applicable tax withholding obligation by electing to have the Company withhold shares of stock or by tendering previously-owned shares, in each case having a fair market value equal to the amount of tax to be withheld (or by any other mechanism as may be required or appropriate to conform with local tax and other rules).
     12. Amendment and Termination. The Company’s board of directors may amend or terminate the plan; provided, however, that no such action may adversely affect a holder’s rights under an outstanding award without his or her written consent. Any amendment that would increase the aggregate number of shares of Common Stock issuable under the plan, the maximum number of shares with respect to which options, stock appreciation rights or other equity swards may be granted to any employee in any calendar year, or that would modify the class of persons eligible to receive awards shall be subject to the approval of the Company’s stockholders. The Committee may amend the terms of any agreement or award made hereunder at any time and from time to time, provided, however, that any amendment which would adversely affect a holder’s rights under an outstanding award may not be made without his consent.
     13. General Provisions.
          (a) Shares Issued Under Plan. Shares of Common Stock available for issuance under the plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the plan. No fractional shares will be issued under the plan.
          (b) Compliance with Law. The Company will not be obligated to issue or deliver shares of stock pursuant to the plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the requirements of any stock exchange or market upon which the Company’s stock may then be listed. The Company may prevent or delay the exercise of an option or stock appreciation right, or the settlement of an award and/or the termination of restrictions applicable to an award if and to the extent the Company deems necessary or advisable in order to avoid a violation of applicable laws or its own policies regarding the purchase and sale of its stock. If, during the period of any such ban or delay, the term of an affected stock option, stock appreciation right or other award would expire, then the term of such option, stock appreciation right or other award will be extended for thirty days after the Company’s removes the restriction against exercise.

          (c) Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable, including pursuant to the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Company’s stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
          (d) No Employment or other Rights. Nothing contained in the plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or interfere in any way with the right of the Company and its subsidiaries at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the other terms and conditions of the recipient’s employment or other service.
          (e) Decisions and Determinations Final. All decisions and determinations made by the Company’s board of directors pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the board of directors, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.
     14. Governing Law. All rights and obligations under the plan and each award agreement or instrument shall be governed by and construed in accordance with the laws of the State of Texas, without regard to its principles of conflict of laws.
     15. Term of the Plan. The plan, as amended and restated, shall become effective on the restatement date (which is date of adoption by the board of directors), subject to approval by the Company’s stockholders within twelve months thereafter. Unless terminated sooner by the board of directors, the plan shall terminate on the tenth anniversary of the restatement date. The rights of any person with respect to an award made under the plan that is outstanding at the time of the termination of the plan shall not be affected solely by reason of the termination of the plan and shall continue in accordance with the terms of the award and of the plan, as each is then in effect or is thereafter amended.